Exhibit 99.3

Robert C. Moest, Of Counsel, SBN 62166

THE BROWN LAW FIRM, P.C.

2530 Wilshire Boulevard, Second Floor

Santa Monica, CA 90403

Telephone: (310) 915-6628

Facsimile: (310) 915-9897

Email: RMoest@aol.com

Lead Counsel for Plaintiffs

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

IN RE MAISON SOLUTIONS INC. DERIVATIVE LITIGATION This Document Relates to: ALL ACTIONS	Case No. 2:24-cv-02897-SPG-KS The Hon. Sherilyn Peace Garnett

SUMMARY NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF

STOCKHOLDER DERIVATIVE ACTION

TO:	ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF MAISON SOLUTIONS INC. (“MAISON” OR THE “COMPANY”) COMMON STOCK AS OF FEBRUARY 27, 2026.

PLEASE READ THIS SUMMARY NOTICE CAREFULLY AND IN ITS ENTIRETY AS YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION.

YOU ARE HEREBY NOTIFIED that the above-captioned consolidated stockholder derivative action (the “Action”), is being settled on the terms set forth in a Stipulation and Agreement of Settlement dated February 27, 2026 (the “Stipulation”).

The Action is brought derivatively on behalf of nominal defendant Maison and alleges that, inter alia, between October 5, 2023 and December 15, 2023, at least, the Individual Defendants participated in and/or caused Maison to participate in an ongoing immigration fraud scheme and made and/or caused Maison to make false and misleading statements in Maison’s initial public offering (“IPO”)-related U.S. Securities and Exchange Commission (“SEC”) filings regarding this misconduct, related-party transactions, and pending lawsuits involving the Company. The Action alleges that, as a result of the foregoing, the Company experienced reputational and financial harm. Defendants have denied and continue to deny each and all of the claims and allegations of wrongdoing asserted in the Action.

Pursuant to the terms of the Settlement, Maison agrees to adopt, implement, and maintain certain corporate governance reforms that are outlined in Exhibit A to the Stipulation (the “Reforms”). The Reforms shall be maintained for five (5) years. Maison acknowledges and agrees that the filing, pendency, and settlement of the Action was the cause of the Company’s decision to adopt, implement, and maintain the Reforms. Maison also acknowledges and agrees that the Reforms confer substantial benefits to Maison and Maison’s stockholders.

In light of the substantial benefits conferred upon the Company and its stockholders, Maison’s insurer(s) agreed to pay Plaintiffs’ Counsel four hundred thousand dollars ($400,000.00) for their attorneys’ fees and expenses (the “Fee and Expense Amount”). Defendants also agreed to not object to the request for the Court to approve Service Awards of up to three thousand dollars ($3,000.00) for each of the two Plaintiffs, to be paid from the Fee and Expense Amount.

On August 12, 2026 at 1:30 p.m., a hearing (the “Settlement Hearing”) will be held before the Honorable Sherilyn Peace Garnett at the United States District Court for the Central District of California, First Street Courthouse, 350 W. 1st Street, Los Angeles, California 90012, to, among other things: (i) determine whether the Settlement should be approved as fair, reasonable, and adequate and in the best interests of the Company and its stockholders; (ii) consider any objections to the Settlement submitted in accordance with the procedures outlined in Exhibit C to the Stipulation (iii) determine whether a final judgment should be entered dismissing the Action with prejudice, and releasing the Released Claims against the Released Persons (as defined in the Stipulation); (iv) determine whether the Court should approve the agreed-to Fee and Expense Amount and Service Awards for Plaintiffs; and (v) consider such other matters as may be necessary or proper under the circumstances. Because this is not a class action, except as otherwise provided for in the Stipulation with respect to the Plaintiffs, no Current Maison Stockholder has the right to receive any individual compensation as a result of the Settlement.

This Summary Notice provides a condensed overview of certain provisions of the Stipulation and the full Notice of Pendency and Proposed Settlement of Stockholder Derivative Action (the “Notice”). It is not a complete statement of the events of the Action or the terms set forth in the Stipulation. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation. For additional information about the claims asserted in the Action, and the terms of the proposed Settlement, you may inspect the Stipulation and its exhibits and other papers at the Clerk’s office in the Court at any time during regular business hours. In addition, copies of the Stipulation and its exhibits and the Notice are available on the Investor Relations page of the Company’s website, https://investors.maisonsolutionsinc.com/additional-documents.

The Court may, in its discretion, decide to hold the Settlement Hearing telephonically or by videoconference and/or to change the date and/or time of the Settlement Hearing without further notice to you. If you intend to attend the Settlement Hearing, please consult the Court’s calendar or the Investor Relations page of the Company’s website, https://investors.maisonsolutionsinc.com/additional-documents, for any change in the format, date, or time of the Settlement Hearing.

Inquiries about the Action or the Settlement may be made to: Timothy Brown, The Brown Law Firm, P.C., 767 Third Avenue, Suite 2501, New York, NY 10017, Telephone: (516) 922-5427, Email: tbrown@thebrownlawfirm.net.

You may enter an appearance before the Court, at your own expense, individually or through counsel of your choice. If you want to object at the Settlement Hearing, you must be a Current Maison Stockholder and you must first comply with the procedures for objecting that are set forth in the Notice. Any objection to any aspect of the Settlement must be filed with the Clerk of the Court and sent to Plaintiffs’ Counsel and Defendants’ Counsel no later than July 22, 2026 (21 days before the Settlement Hearing), in accordance with the procedures set forth in the Stipulation and the Notice. Any Current Maison Stockholder who fails to object in accordance with such procedures will be bound by the Order and Final Judgment of the Court granting final approval to the Settlement and the releases of claims therein, and shall be deemed to have waived the right to object (including the right to appeal) and forever shall be barred, in this proceeding or in any other proceeding, from raising such objection.

CURRENT MAISON STOCKHOLDERS AS OF FEBRUARY 27, 2026 WHO HAVE NO OBJECTION TO THE SETTLEMENT DO NOT NEED TO APPEAR AT THE SETTLEMENT HEARING OR TAKE ANY OTHER ACTION.

PLEASE DO NOT CALL THE COURT OR DEFENDANTS WITH QUESTIONS ABOUT THE SETTLEMENT.

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